EXHIBIT 10.2

SEVERANCE AGREEMENT

This Severance Agreement (hereinafter “the Agreement”) is made and entered into between Pacific Sunwear of California, Inc., (hereinafter “the Company”) and Gerald M. Chaney (hereinafter “the Executive”).

WHEREAS, the Executive is to be employed by the Company in the capacity of Senior Vice President, Chief Financial Officer;

WHEREAS, the Company and the Executive wish to provide for the continuation of certain payments and benefits to the Executive upon termination of Executive’s employment under specified circumstances, and would like to set forth the terms relating to a release by Executive of any claims Executive may have against Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and good and valuable other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Post-Termination Benefits

a.	Salary. If the employment of Executive by Company is terminated without Cause, as defined herein, Executive shall continue to receive from the Company payment of Executive’s base salary for a period of twelve (12) months following the date of termination of Executive’s employment (“the Termination Date”). At the election of Company, such payments of base salary shall be payable to Executive on a bi-weekly basis and shall be subject to mitigation by any amounts earned by Executive from a subsequent employer during this period of time, or shall be paid in a lump-sum payment at the time of termination.

b.	Bonus. In addition to the foregoing, if the employment of executive is terminated by the Company without Cause, as defined herein, at any time during the fourth fiscal quarter of the year, the Company shall also pay to Executive in a single payment within 90 days of the end of the Company’s fiscal year, a prorata portion of the bonus payment that would otherwise have been received for that year. Such payment shall take into consideration only the company-performance component of the bonus payment and shall not include the individual-performance component of the bonus. The prorata portion of the bonus shall be based on the number of weeks of employment completed by the Executive during the fiscal year prior to the Termination Date.

2.	Cause.

For purposes of this Agreement, the term “Cause” shall mean:

(i)	Executive’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii)	Executive is engaging or has engaged in fraud, material dishonesty, or other acts of willful misconduct in connection with the business affairs of the Company; or

(iii)	Executive engages in theft, embezzlement, or other criminal misappropriation of funds from the Company; or

(iv)	there is gross negligence in the performance of Executive’s duties in his position of Senior Vice President, Chief Financial Officer.

3.	At-Will Employment.

It is expressly understood and acknowledged by Executive that Executive’s employment by Company is “at will” and nothing in this Agreement alters the “at will” nature of the employment relationship. Executive acknowledges that the Company may terminate his employment at any time, with or without Cause; provided, however, that if the termination is without Cause, Executive will be entitled to the benefits described herein.

4.	Release Agreement

It shall be a condition to the obligations of the Company to make the payments required hereunder that Executive execute and deliver to the Company an effective General Release Agreement with the Company, in substantially the form attached as Exhibit A (“the Release Agreement”), said agreement to become effective following all time constraints provided under the Older Workers Benefit Protection Act.

5.	Counterparts.

This Agreement may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party and all time conditions under the Older Worker Benefit Protection Act have passed without revocation of such signature.

6.	Miscellaneous.

a.	This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.

b.	This Agreement supersedes all prior agreements between the parties concerning the subject matter hereof.

c.	This Agreement may only be amended in writing signed by both parties. No waiver by any party of any breach of this Agreement shall be deemed to be a waiver by any party of any preceding or succeeding breach.

d.	The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without regard to conflicts of law principles.

e.	The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated.

COMPANY:

Pacific Sunwear of California, Inc.
By:	/s/	GREG H. WEAVER	Date: November 22, 2004

Greg H. Weaver Chairman/CEO

EXECUTIVE:
By:	/s/	GERALD M. CHANEY	Date: November 22, 2004

Gerald M. Chaney

Exhibit A

GENERAL RELEASE AGREEMENT

     THIS GENERAL RELEASE AGREEMENT (“the Release”) is made and entered into as of this    day of    ,    by Gerald M. Chaney (“Executive”) in favor of Pacific Sunwear of California, Inc.

     WHEREAS, the Company has, prior to the date hereof, employed Executive as a fulltime employee of the Company, but as of this date, Executive’s status as an employee has terminated; and

     WHEREAS, as a condition precedent to granting Executive certain severance benefits pursuant to that Severance Agreement (“the Agreement”) between Executive and the Company dated as of October 31st, 2004, the Company has required that Executive execute and deliver this Release in favor of the Company;

     NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Executive hereby agrees as follows:

     1. Release.

     a. Except with respect to the Company’s obligations pursuant to the Severance Agreement, any existing director or officer indemnification obligations and any retirement or similar benefits, if any, applicable or payable to Executive, Executive hereby unconditionally remises, releases and forever discharges to the fullest extent permitted by law, the Company, its employees, officers, directors, agents, affiliates, subsidiaries and each of them from all manner of actions, proceedings, causes of actions, claims, counterclaims, suits, debts, sums, monies, accounts, covenants, agreements, promises, damages, losses or demands of whatever kind or nature from the beginning of time to the present, whether known or unknown, in law or in equity, which in the past, now or in the future arise, may arise or allegedly arise or are in any way resulting from or in any manner connected with Executive’s employment by the Company and the termination of such employment by the Company. Executive waives all claims and causes of action against the Company and all damages, if any, that may be recoverable. This release and waiver of all claims and damages includes, but is not limited to, any tort or claim of wrongful discharge, and all rights under the federal, state or local laws prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, including but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance.

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     b. This Release is intended to be effective as a bar to every claim, demand, and cause of action stated above. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code, which provides that

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

2. Miscellaneous.

a. This Release embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof.

b. The unenforceability or invalidity of any of the terms or provisions of this agreement shall not affect the validity or invalidity of any of the terms or provisions which shall be interpreted and construed in such manner as to carry out fully the intention of the parties hereto.

c. This Release shall be construed and enforced in accordance with the laws of the State of California.

d. Executive understands that by executing this release, Executive is giving up possible rights that he may have, and that Executive does not have to sign this release. This Release has been voluntarily and knowingly executed by Executive with the express intention of effecting the extinguishment of any and all obligations and damages that the Company may owe to Executive as provided herein, other than those described in the Severance Agreement, dated October 31, 2004.

3. Effective Waiver

a. Executive understands that the Executive has twenty-one (21) days to consider whether or not to execute this release. Executive understands that a portion of this release, solely relating to Executive’s rights under the Federal Age Discrimination in Employment Act, as amended, may be revoked by notifying the company in writing of such revocation within seven (7) days of execution of this release. The portion of this release relating solely to Executive’s rights under the Federal Age Discrimination in Employment act, as amended, is not effective until the expiration of such seven (7) day period. All parts of this release not relating to claims of age discrimination and alleged damages under the Age Discrimination in Employment Act, as amended, are

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effective immediately upon execution of this release. Executive understands that upon the expiration of such seven (7) day period, this release will become binding in its entirety upon the Executive and all portions thereof will be irrevocable.

b. Executive further understands that the rights accruing to Executive under the Severance Agreement previously entered into by Executive do not become due and owing until such time as this Release has been executed voluntarily and knowingly and the seven (7) day rescission period has expired, rendering the Release irrevocable.

IN WITNESS WHEREOF, Executive has duly executed this Release in favor of the Company as of the day and year first above written.

EXECUTIVE:

     Gerald M. Chaney

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